EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-372-7402

CAPITOL BANCORP REPORTS SECOND QUARTER RESULTS

LANSING, Mich. and PHOENIX, Ariz.: August 11, 2011: - A net loss of $16.4 million, or ($0.40) per share, was reported for the second quarter of 2011, compared to a net loss of $41.0 million, or ($1.98) per share, for the corresponding period in 2010.  The following key factors contributed to these significantly improved operating results.

➢	After removing the impact of bank divestitures:

•	The provision for loan losses decreased nearly 85 percent from the corresponding period of 2010 and nearly 53 percent from the first quarter of 2011.
•	Employee compensation and benefits expense decreased nearly 14 percent from the second quarter of 2010.
•	Total operating expenses declined more than 13 percent year-over-year and nearly 19 percent when excluding costs associated with problem asset resolution.

➢
An improvement of 11 basis points in net interest margin year-over-year to approximately 3 percent for the second quarter despite the combined impact of bank divestitures, a turbulent economic environment and challenges in many of the markets where the Corporation’s banks operate.

Consolidated assets declined nearly 38 percent to $2.9 billion at June 30, 2011 from the $4.7 billion reported at June 30, 2010, and nearly 8 percent on a linked-quarter basis from the nearly $3.2 billion reported for the first quarter of 2011, as a result of bank divestitures and balance-sheet deleveraging strategies.  Eliminating the effect of bank divestitures, total portfolio loans decreased nearly 19 percent to $2.0 billion at June 30, 2011, from $2.5 billion reported for the corresponding period in 2010.  Despite this decline, due to early signs of some economic stability in certain markets, the Corporation has been able to prudently enhance the earning-asset profile and slightly improve net interest margin.  Deposits reflected a 20 percent decline to nearly $2.4 billion from approximately $3.0 billion reported at June 30, 2010, eliminating the effect of bank divestitures; however, the Corporation’s continued focus on core funding sources resulted in an ongoing favorable improvement in deposit mix as noninterest-bearing deposits were in excess of 17 percent of total deposits at June 30, 2011, compared to less than 16 percent at year-end.

Capitol’s Chairman and CEO Joseph D. Reid said, “Our efforts are focused on addressing the challenges that we continue to face in multiple markets.  We continue to work on deleveraging the consolidated balance sheet and reallocating equity capital across our affiliate bank network, while also focusing on efficiently managing corporate risk and improving liquidity.  Although declines have been evidenced in recent quarters, the levels of nonperforming assets remain elevated and the management of those assets requires significant attention and resources.  We are confident that appropriate steps are being taken through regional consolidations and bank divestiture efforts to address the deterioration that has occurred in capital and we are cautiously encouraged by recent positive trends in asset quality and operating performance.”

“Nonperforming assets reflect a fourth consecutive quarter of decline after six consecutive quarters of adverse growth.  While we experienced a more modest 3 percent decline on a linked-quarter basis, nonperforming assets have declined nearly 7 percent from year-end and 13 percent from the year-ago period. In addition, nonperforming loans are down approximately 10 percent from year-end and 18 percent from June 30, 2010.”

“Net loan charge-offs, which also continue to be elevated, reflected another quarter of active management and resolution-oriented focus, declining to $17.6 million from nearly $23.9 million linked-quarter and $30.5 million in the year-ago period.  Tied to our continuing efforts to build balance sheet strength, the allowance for loan losses was 5.60 percent of portfolio loans at June 30, 2011, consistent with year-end levels, despite a modest decline in nonperforming assets and a significant increase from the 4.44 percent level for the corresponding period in 2010,” added Mr. Reid.

“Divestiture activities have resulted in the sale of 18 institutions, eliminating nearly $1.8 billion of assets.  Six additional transactions are pending, with assets approximating more than $345 million.  Beyond the combined $2.1 billion of assets involved in such divestitures, ongoing discussions continue in both the divestiture and capital reallocation arenas to address the deterioration that has occurred in equity capital.  We expect to communicate additional developments as they arise, as all strategic alternatives and prospective sources of support are being actively and aggressively explored,” said Mr. Reid.

Quarterly Performance
In the second quarter of 2011, consolidated net operating revenues from continuing operations increased to $24.8 million from $24.2 million for the corresponding period of 2010.  The net interest margin increased slightly to 2.99 percent for the three months ended June 30, 2011 from 2.88 percent for 2010’s comparable period, while net interest margin decreased from 3.15 percent on a linked-quarter basis.  Cash and cash equivalents were $453 million, or 15 percent of consolidated total assets at June 30, 2011 (and up slightly from the 13 percent level recorded at year-end, when eliminating the impact of bank divestitures).  The Corporation continues to focus on liquidity to manage its balance sheet during challenging economic times and other constraints despite the negative short-term effect on net interest income and other noninterest traditional fee revenue.  Other noninterest income totaled $5.7 million, compared to nearly $4.4 million in the comparable 2010 period.  Core noninterest revenue components, consisting of service charges on deposit accounts, and trust and mortgage fees, continue to decline, partly attributable to Capitol’s divestiture activities.

The Corporation continues to reduce operating expenses.  Total noninterest expenses decreased in the recent quarter to nearly $35.2 million from $40.6 million for the three months ended June 30, 2010, after eliminating the impact of bank divestitures.  Costs associated with foreclosed properties and other real estate owned increased marginally to $9.3 million in the second quarter of 2011, as the Corporation continues to work through problem asset resolution, compared to nearly $8.6 million in the corresponding 2010 period.  FDIC insurance premiums and other regulatory fees decreased from nearly $3.7 million in 2010’s second quarter to approximately $2.6 million in the most recent three-month period.  Combined, these two expense areas totaled $11.9 million in the most recent quarter, a decrease from the combined $12.2 million level during the corresponding period of 2010.  Further, on a core, controllable-expense basis, year-over-year compensation costs declined approximately 14 percent, from nearly $16 million in the 2010 period to $13.8 million in 2011’s second quarter.

The second quarter 2011 provision for loan losses decreased dramatically to approximately $6.4 million from nearly $41.6 million for the corresponding period of 2010 and approximately $13.5 million on a linked-quarter basis, after the impact of bank divestitures.  During the second quarter of 2011, net loan charge-offs totaled $17.6 million, a significant decrease from 2010’s corresponding level of $30.5 million and last quarter’s $23.9 million and continued improvement when compared with the elevated levels in 2010, as the Corporation continues to aggressively manage its nonperforming loans.

Adverse bank performance primarily in the Arizona, Michigan and Nevada markets, and the continued higher than historical level of costs associated with problem asset resolution system-wide were major reasons for the core operating net loss in the three-month period.  However, Capitol is encouraged that aggregate levels of nonperforming loans reflected notable declines in the second quarter when compared to year-end: Arizona (down 15.9 percent), Michigan (down 11.2 percent) and Nevada (down 3.2 percent).

Six-Month Performance
Net operating revenues approximated $66.2 million for the six months ended June 30, 2011, compared to the approximate $50.7 million for the year-ago period, an increase fueled almost exclusively by the nearly $17 million gain on an exchange of trust preferred securities recorded in the first quarter of 2011.  Excluding this significant component, and other more modest gain-on-sale activities in the periods, core operating revenue consisting of net interest income and traditional fee revenues was consistent with the year-ago period, after removing the impact of the divestiture activities.  While continued divestiture activity and significant deleveraging of Capitol’s operations, coupled with measures designed to enhance liquidity levels during these challenging times, has contributed to the reduction in core operating revenues, an ongoing system-wide focus on asset mix and funding sources has helped mitigate these declines.  The provision for loan losses of $19.8 million for the first six months of 2011 was a significant decrease from the approximate $87.2 million for the comparable 2010 period.  When factoring in the first quarter’s modest profit, driven by the aforementioned gain on the exchange of trust preferred securities, the Corporation reported a net loss of $16.1 million for the first six months of 2011, a notable improvement from the $88.9 million loss reported in 2010’s comparable period.  On a per share basis, the net loss for the first half of 2011 was $0.44, a dramatic improvement versus the $4.67 reported for the corresponding period in 2010.

Balance Sheet
Divestiture efforts and ongoing balance-sheet deleveraging are focused on strengthening consolidated capital ratios, although the Corporation continues to be classified as “undercapitalized.”  The challenges, and multiple efforts to address this capital-restoration priority, remain ongoing.  As of June 30, 2011, Capitol has a $210.3 million valuation allowance related to deferred tax assets, which may be released upon a return to significant core profitability.  In July, Capitol announced that it had adopted a Tax Benefits Preservation Plan designed to preserve substantial tax assets.  This plan is similar to tax benefit preservation plans adopted by other public companies with significant tax attributes.  The purpose of such a plan is to protect Capitol’s ability to carry forward its net operating losses and certain other tax attributes for utilization in certain circumstances to offset future taxable income and reduce its federal income tax liability.

Net loan charge-offs of 3.32 percent of average loans (annualized) for the second quarter of 2011 represented a decrease from the 3.64 percent in the corresponding period of 2010 and the 3.78 percent on a linked-quarter basis.  The ratio of nonperforming loans to total portfolio loans was 13.23 percent at June 30, 2011, still significantly elevated from the 9.93 percent at June 30, 2010.  The ratio of total nonperforming assets to total assets increased to 12.65 percent at June 30, 2011 from 12.58 percent reported at March 31, 2011 and 9.86 percent at June 30, 2010.  Despite the increase in these ratios due to the significant deleveraging of the consolidated balance sheet that has occurred over the past two years, the Corporation experienced declines in both the percentage and aggregate levels of nonperforming loans and nonperforming assets (decreases of 3.2 percent and 2.9 percent, respectively, from March 31, 2011, or approximately $8.9 million and $11.1 million, respectively), after removing the impact of the bank divestitures.

The continuing increase in the nonperforming assets ratio is attributable to borrower stress and delinquency, coupled with limited outlets for the sale of real estate, especially in the Arizona, Michigan and Nevada markets, hindering the disposition of such assets.  While recent activity reflected some encouragement in the trend of a declining level of nonperforming loans in the Arizona Region (a $5.3 million decline from year-end), the Great Lakes Region (a $16.0 million decline from year-end) and the Nevada Region (a $2.8 million decline from year-end), all three regions continue to reflect materially elevated levels of nonperforming assets.  The coverage ratio of the allowance for loan losses in relation to nonperforming loans was 42.3 percent at June 30, 2011, fairly consistent with levels reported in recent quarters.  The allowance for loan losses as a percentage of portfolio loans increased materially, from 4.44 percent at June 30, 2010 to 5.60 percent at June 30, 2011, but remained relatively flat with the 5.58 percent recorded in the previous quarter.

Comprehensive Capital Strategy
In December 2010, Capitol announced a comprehensive capital strategy focused on the enhancement of the Corporation’s capital levels.  Those initiatives are designed to augment Capitol’s existing strategic efforts focused on affiliate divestitures, operational cost savings, balance-sheet deleveraging and liquidity.  Capitol successfully completed the first of these capital initiatives, an offer to exchange outstanding trust preferred securities for previously-unissued shares of Capitol’s common stock.  On January 31, 2011, those exchanges resulted in an additional $19.5 million of equity for Capitol, the issuance of approximately 19.5 million previously-unissued shares of Capitol’s common stock and the elimination of approximately $2.4 million of annual interest expense in future periods.  Additional prospective debt-for-equity exchanges are being assessed, as well as potential external capital sources that the Corporation continues to pursue.  Given Capitol’s current low equity levels, the inability to successfully access these potential new capital resources could threaten the Corporation’s ability to continue as a going concern.

Affiliate Bank Divestitures and Regional Bank Consolidations
Capitol previously announced plans to sell its controlling interests in several affiliate banks.  During the second quarter, Capitol completed the divestiture of North Carolina-based Community Bank of Rowan.  After the close of the second quarter, Capitol also announced the completion of the sale of California-based Sunrise Bank and Washington-based Bank of the Northwest.  These three recent transactions consisted of approximately $520 million of assets and reallocated nearly $29 million of capital for reinvestment in bank affiliates, with most of this activity occurring after the close of the second quarter of 2011.

Capitol has also entered into agreements to sell its interests in six additional affiliates in various regions of the country.  Those transactions, pending regulatory approvals (and other contingencies), represent more than $345 million of assets and the opportunity to reallocate approximately $14 million of capital to other banks within the Capitol Bancorp network.  The six pending divestitures are anticipated to be completed in 2011.

During 2010, regional charter consolidations were completed in California, Georgia, Indiana, Michigan, Nevada and Washington, following 2009 charter consolidations in Arizona and Michigan.  To date, the regional consolidation effort has resulted in the consolidation of 27 charters into seven geographically-concentrated banks, and additional potential charter consolidations are being assessed.

About Capitol Bancorp Limited
Capitol Bancorp Limited is a community banking company, with a national network of separately chartered banks with operations in 13 states.  Founded in 1988, the Corporation has executive offices in Lansing, Michigan, and Phoenix, Arizona.

CAPITOL BANCORP LIMITED
SUMMARY OF SELECTED FINANCIAL DATA
(in thousands, except share and per share data)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2011	2010		2011	2010

Condensed consolidated results of operations:
Interest income	$28,909	$35,265		$59,672	$72,446
Interest expense	9,779	15,441		20,391	32,204
Net interest income	19,130	19,824		39,281	40,242
Provision for loan losses	6,355	41,565		19,820	87,150
Noninterest income	5,706	4,379		26,914	10,411
Noninterest expense	35,234	40,596		72,372	85,490
Loss from continuing operations before income
taxes	(16,753)	(57,958)		(25,997)	(121,987)
Income (loss) from discontinued operations	(1,025)	8,921		3,243	10,212

Net loss attributable to Capitol Bancorp Limited	$(16,438)	$(41,003)		$(16,149)	$(88,885)

Net loss attributable to Capitol Bancorp Limited per
common share	$(0.40)	$(1.98)		$(0.44)	$(4.67)
Book value (deficit) per common share at end of period	(1.89)	3.89		(1.89)	3.89
Common stock closing price at end of period	$0.14	$1.27		$0.14	$1.27
Common shares outstanding at end of period	41,047,000	21,414,000		41,047,000	21,414,000
Number of common shares used to compute net loss
per share:
Basic	40,946,000	20,684,000		36,579,000	19,052,000
Diluted	40,946,000	20,684,000		36,579,000	19,052,000

	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
	2011	2011	2010	2010(2)	2010
Condensed summary of consolidated financial position:
Total assets	$2,945,859	$3,196,962	$3,540,214	$4,225,863	$4,748,695
Portfolio loans(1)	2,034,683	2,149,663	2,236,602	2,370,734	2,504,214
Deposits(1)	2,376,667	2,469,091	2,537,637	2,784,233	2,957,050
Capitol Bancorp Limited stockholders' equity	(72,421)	(56,425)	(61,854)	35,967	88,297
Total capital	$90,157	$110,090	$128,905	$233,509	$304,104

Key performance ratios:
Net interest margin	2.99%	3.15%	2.94%	3.01%	2.88%
Efficiency ratio	139.60%	87.58%	320.34%	135.55%	127.03%

Asset quality ratios:
Allowance for loan losses / portfolio loans	5.60%	5.58%	5.52%	4.94%	4.44%
Total nonperforming loans / portfolio loans	13.23%	11.86%	11.90%	10.46%	9.93%
Total nonperforming assets / total assets	12.65%	12.58%	12.03%	10.62%	9.86%
Net charge-offs (annualized) / average portfolio loans	3.32%	3.78%	4.05%	4.89%	3.64%
Allowance for loan losses / nonperforming loans	42.29%	47.02%	46.38%	47.18%	44.67%

Capital ratios:
Capitol Bancorp Limited stockholders' equity (deficit) / total assets	(2.46)%	(1.76)%	(1.75)%	0.85%	1.86%
Total equity / total assets	(2.00)%	(1.22)%	(1.09)%	1.56%	2.88%

(1) Excludes amounts related to operations discontinued in 2010 and 2011 for dates prior to June 30, 2011.
(2) Restated to reflect additional provision for loan losses of $11.7 million resulting from Michigan Commerce Bank's amended regulatory financial report as of and for the period ended September 30, 2010 filed in February 2011.
Michigan Commerce Bank is a significant subsidiary of Capitol Bancorp Ltd.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements include expressions such as "expect," "intend," "believe," "estimate," "may," "will," "anticipate" and "should"
and similar expressions also identify forward-looking statements which are not necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented due to a variety of internal and external factors. Actual results could materially differ from those contained in, or implied by, such statements. Capitol Bancorp Limited undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Supplemental analyses follow providing additional detail regarding Capitol's consolidated results of operations, financial position, asset quality and other supplemental data.

CAPITOL BANCORP LIMITED
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
INTEREST INCOME:
Portfolio loans (including fees)	$28,497	$34,656	$58,772	$71,172
Loans held for sale	13	54	37	105
Taxable investment securities	42	54	92	249
Federal funds sold	2	2	4	7
Other	355	499	767	913
Total interest income	28,909	35,265	59,672	72,446

INTEREST EXPENSE:
Deposits	6,687	11,441	14,209	23,813
Debt obligations and other	3,092	4,000	6,182	8,391
Total interest expense	9,779	15,441	20,391	32,204

Net interest income	19,130	19,824	39,281	40,242

PROVISION FOR LOAN LOSSES	6,355	41,565	19,820	87,150
Net interest income (deficiency) after
provision for loan losses	12,775	(21,741)	19,461	(46,908)

NONINTEREST INCOME:
Service charges on deposit accounts	841	885	1,671	1,790
Trust and wealth-management revenue	817	1,170	1,761	2,322
Fees from origination of non-portfolio residential
mortgage loans	198	338	445	690
Gain on sale of government-guaranteed loans	900	184	1,427	297
Gain on debt extinguishment	--	--	16,861	1,255
Realized gain on sale of investment securities available
for sale	--	--	--	14
Other	2,950	1,802	4,749	4,043
Total noninterest income	5,706	4,379	26,914	10,411

NONINTEREST EXPENSE:
Salaries and employee benefits	13,807	15,988	27,700	32,239
Occupancy	3,023	3,373	6,155	6,592
Equipment rent, depreciation and maintenance	2,083	2,431	4,132	4,913
Costs associated with foreclosed properties and other
real estate owned	9,339	8,563	16,803	20,102
FDIC insurance premiums and other regulatory fees	2,590	3,685	5,575	7,389
Other	4,392	6,556	12,007	14,255
Total noninterest expense	35,234	40,596	72,372	85,490

Loss before income tax benefit	(16,753)	(57,958)	(25,997)	(121,987)

Income tax benefit	(272)	(5,118)	(2,474)	(5,916)

Loss from continuing operations	(16,481)	(52,840)	(23,523)	(116,071)

Discontinued operations:
Income (loss) from operations of bank subsidiaries sold	(1,138)	3,397	317	5,598
Gain on sale of bank subsidiaries	184	10,083	4,552	10,083
Less income tax expense	71	4,559	1,626	5,469
Income (loss) from discontinued operations	(1,025)	8,921	3,243	10,212

NET LOSS	(17,506)	(43,919)	(20,280)	(105,859)

Net losses attributable to noncontrolling interests in
consolidated subsidiaries	1,068	2,916	4,131	16,974

NET LOSS ATTRIBUTABLE TO CAPITOL
BANCORP LIMITED	$(16,438)	$(41,003)	$(16,149)	$(88,885)

NET LOSS PER COMMON SHARE ATTRIBUTABLE
TO CAPITOL BANCORP LIMITED
(basic and diluted)	$(0.40)	$(1.98)	$(0.44)	$(4.67)

CAPITOL BANCORP LIMITED
Condensed Consolidated Balance Sheets
(in thousands, except share and per-share data)

	(Unaudited)
	June 30,	December 31,
	2011	2010
ASSETS

Cash and due from banks	$66,968	$46,828
Money market and interest-bearing deposits	385,458	416,067
Federal funds sold	670	413
Cash and cash equivalents	453,096	463,308
Loans held for sale	1,536	6,245
Investment securities:
Available for sale, carried at fair value	23,671	15,489
Held for long-term investment, carried at
amortized cost which approximates fair value	2,103	2,893
Total investment securities	25,774	18,382
Federal Home Loan Bank and Federal Reserve
Bank stock (carried on the basis of cost)	14,907	15,636
Portfolio loans:
Loans secured by real estate:
Commercial	1,143,502	1,228,132
Residential (including multi-family)	424,643	468,357
Construction, land development and other land	169,931	196,464
Total loans secured by real estate	1,738,076	1,892,953
Commercial and other business-purpose loans	259,009	307,259
Consumer	19,396	21,463
Other	18,202	14,927
Total portfolio loans	2,034,683	2,236,602
Less allowance for loan losses	(113,850)	(133,170)
Net portfolio loans	1,920,833	2,103,432
Premises and equipment	31,296	33,381
Accrued interest income	6,815	7,532
Other real estate owned	103,078	101,618
Other assets	15,943	14,771
Assets of discontinued operations	372,581	775,909

TOTAL ASSETS	$2,945,859	$3,540,214

LIABILITIES AND EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$413,938	$398,718
Interest-bearing	1,962,729	2,138,919
Total deposits	2,376,667	2,537,637
Debt obligations:
Notes payable and short-term borrowings	88,876	111,699
Subordinated debentures	149,106	167,586
Total debt obligations	237,982	279,285
Accrued interest on deposits and other liabilities	51,070	49,921
Liabilities of discontinued operations	339,089	712,052
Total liabilities	3,004,808	3,578,895

EQUITY:
Capitol Bancorp Limited stockholders' equity:
Preferred stock (Series A), 700,000 shares authorized
($100 liquidation preference per share); 50,980 shares
issued and outstanding	5,098	5,098
Preferred stock (for potential future issuance),
19,300,000 shares authorized; none issued and outstanding	--	--
Common stock, no par value, 1,500,000,000 shares authorized;
issued and outstanding: 2011 - 41,046,843 shares
2010 - 21,614,856 shares	292,164	287,190
Retained-earnings deficit	(369,273)	(353,757)
Undistributed common stock held by employee-benefit trust	(541)	(541)
Fair value adjustment (net of tax effect) for investment securities
available for sale (accumulated other comprehensive income)	131	156
Total Capitol Bancorp Limited stockholders' equity deficit	(72,421)	(61,854)
Noncontrolling interests in consolidated subsidiaries	13,472	23,173
Total equity deficit	(58,949)	(38,681)

TOTAL LIABILITIES AND EQUITY	$2,945,859	$3,540,214

CAPITOL BANCORP LIMITED
Allowance for Loan Losses Activity

ALLOWANCE FOR LOAN LOSSES ACTIVITY (in thousands):

	Periods Ended June 30
	Three Month Period		Six Month Period
	2011	2010(1)	2011	2010(1)

Allowance for loan losses at beginning of period	$125,125	$122,743	$133,170	$117,594

Allowance for loan losses of previously-discontinued bank subsidiary	--	--	2,380	--

Loans charged-off:
Loans secured by real estate:
Commercial	(6,791)	(15,354)	(15,389)	(25,837)
Residential (including multi-family)	(3,445)	(6,210)	(10,710)	(18,066)
Construction, land development and other land	(4,912)	(7,403)	(13,227)	(20,811)
Total loans secured by real estate	(15,148)	(28,967)	(39,326)	(64,714)
Commercial and other business-purpose loans	(6,248)	(5,480)	(11,551)	(12,321)
Consumer	(397)	(246)	(620)	(403)
Other	--	(1)	--	(1)
Total charge-offs	(21,793)	(34,694)	(51,497)	(77,439)
Recoveries:
Loans secured by real estate:
Commercial	1,158	384	2,153	739
Residential (including multi-family)	991	513	1,971	621
Construction, land development and other land	707	2,284	3,730	3,429
Total loans secured by real estate	2,856	3,181	7,854	4,789
Commercial and other business-purpose loans	1,250	964	2,028	1,648
Consumer	56	49	93	66
Other	1	--	2	--
Total recoveries	4,163	4,194	9,977	6,503
Net charge-offs	(17,630)	(30,500)	(41,520)	(70,936)
Additions to allowance charged to expense (provision for loan losses)	6,355	41,565	19,820	87,150

Allowance for loan losses at end of period	$113,850	$133,808	$113,850	$133,808

Average total portfolio loans for the period	$2,123,633	$2,721,133	$2,239,906	$2,585,916

Ratio of net charge-offs (annualized) to average portfolio loans outstanding	3.32%	4.48%	3.71%	5.49%

(1)	For comparative purposes, original balances as previously reported have been adjusted to exclude amounts related to discontinued operations.

CAPITOL BANCORP LIMITED
Asset Quality Data

ASSET QUALITY (in thousands):

	June 30, 2011	March 31, 2011(1)	December 31, 2010(1)

Nonaccrual loans:
Loans secured by real estate:
Commercial	$144,632	$142,593	$149,607
Residential (including multi-family)	51,899	51,322	58,449
Construction, land development and other land	47,551	45,973	52,155
Total loans secured by real estate	244,082	239,888	260,211
Commercial and other business-purpose loans	23,258	29,440	29,648
Consumer	254	536	162
Total nonaccrual loans	267,594	269,864	290,021

Past due (>90 days) loans and accruing interest:
Loans secured by real estate:
Commercial	1,050	4,808	2,875
Residential (including multi-family)	106	688	1,484
Construction, land development and other land	--	2,374	2,380
Total loans secured by real estate	1,156	7,870	6,739
Commercial and other business-purpose loans	417	410	2,073
Consumer	78	19	38
Total past due loans	1,651	8,299	8,850

Total nonperforming loans	$269,245	$278,163	$298,871

Real estate owned and other repossessed assets	103,405	105,599	101,878

Total nonperforming assets	$372,650	$383,762	$400,749

(1)	For comparative purposes, original balances as previously reported have been adjusted to exclude amounts related to discontinued operations.

CAPITOL BANCORP LIMITED
Selected Supplemental Data

EPS COMPUTATION COMPONENTS (in thousands):

	Periods Ended June 30
	Three Month Period		Six Month Period
	2011	2010	2011	2010

Numerator—net loss attributable to Capitol Bancorp Limited for the period	$(16,438)	$(41,003)	$(16,149)	$(88,885)

Denominator:
Weighted average number of common shares outstanding, excluding unvested restricted shares of common stock (denominator for basic and diluted net loss per share)	40,946	20,684	36,579	19,052

Number of antidilutive stock options excluded from diluted net loss per share computation	1,541	2,304	1,541	2,304

Number of antidilutive unvested restricted shares excluded from basic and diluted net loss per share computation	30	126	30	126

Number of antidilutive warrants excluded from diluted net loss per share computation	1,326	76	1,326	76

AVERAGE BALANCES (in thousands):

	Periods Ended June 30
	Three Month Period		Six Month Period
	2011	2010	2011	2010

Portfolio loans(1)	$2,123,633	$2,721,133	$2,239,906	$2,585,916
Earning assets(1)	2,556,164	3,426,153	2,694,704	3,252,717
Total assets	3,032,213	5,087,433	3,185,488	5,087,433
Deposits(1)	2,448,546	3,257,369	2,562,663	3,282,565
Capitol Bancorp Limited stockholders' equity (deficit)	(62,960)	141,825	(59,397)	141,825

(1)	Excludes amounts related to operations discontinued in 2010 and 2011 for dates prior to June 30, 2011.

Capitol Bancorp’s National Network of Community Banks

Arizona Region:
Central Arizona Bank	Casa Grande, Arizona
Sunrise Bank of Albuquerque	Albuquerque, New Mexico
Sunrise Bank of Arizona	Phoenix, Arizona

California Region:
Bank of Feather River	Yuba City, California

Colorado Region:
Mountain View Bank of Commerce	Westminster, Colorado

Great Lakes Region:
Bank of Maumee	Maumee, Ohio
Bank of Michigan	Farmington Hills, Michigan
Capitol National Bank	Lansing, Michigan
Evansville Commerce Bank	Evansville, Indiana
Indiana Community Bank	Goshen, Indiana
Michigan Commerce Bank	Ann Arbor, Michigan

Midwest Region:
Summit Bank of Kansas City	Lee’s Summit, Missouri

Nevada Region:
1st Commerce Bank	North Las Vegas, Nevada
Bank of Las Vegas	Las Vegas, Nevada

Northwest Region:
High Desert Bank	Bend, Oregon

Southeast Region:
First Carolina State Bank	Rocky Mount, North Carolina
Pisgah Community Bank	Asheville, North Carolina
Sunrise Bank	Valdosta, Georgia

Texas Region:
Bank of Las Colinas	Irving, Texas